Exhibit 99.1

MCEWEN MINING PROVIDES SECOND 2012

OPERATIONAL AND DEVELOPMENT UPDATE

(All Amounts in US Dollars Unless Otherwise Stated)

TORONTO, ONTARIO - (August 8, 2012) - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to provide a summary of the second quarter, including operational and development updates, for its projects in Argentina, Mexico and Nevada. During the six months ending June 30th, the Company’s attributable production was 47,640 ounces of gold and gold equivalent and remains on schedule to produce a total of 105,000 ounces in 2012. Production was up 9% over the previous quarter and up 17% over second quarter 2011.

Balance Sheet

At the end of the second quarter, McEwen Mining had cash and liquid assets of $38 million, comprised of cash of $23.4 million, silver and gold bullion at market value of $14.1 million and marketable securities of $0.5 million. The Company remains debt free.

During the quarter no dividends were received from the Company’s 49% owned San José mine, due to a delay in sales in Argentina. This delay was the result of additional changes to the export revenue repatriation requirements in Argentina announced in the first half of the year. Full sales resumed towards the end of the second quarter and McEwen Mining received a $2.1 million dividend on July 30, 2012. The proceeds from this dividend will remain in Argentina to help fund exploration at the Los Azules Copper project this fall.  We expect to receive further dividends from San José during 2012, although the timing and amount will depend upon precious metals prices, production levels, operating costs, capital expenditures, Argentine central bank and government restrictions, as well as other factors beyond our control.

During the second quarter major capital expenditures related to El Gallo Phase 1 included $7 million for construction and $3.5 million in pre-production mining.  At the end of the second quarter approximately $2 million remain to be spent on construction, with initial revenues from gold sales expected in early September. Other major expenditures during the second quarter included $10.1 million for exploration at the Company’s various projects.

Due to the delay in cash flows from Argentina and to ensure Phase 2 development at El Gallo remains on track the Company anticipates completing a financing this fall. The Company and its Board believe it is important to provide guidance to the market with respect to our upcoming capital requirements and further believe a Rights Offering, versus alternative financing methods would be in the best interest of shareholders. The rights to purchase shares of our common stock would be offered to our existing shareholders at a substantial discount to the market value of our common stock. Rob McEwen, Chief Owner, has indicated he is willing to back-stop a rights offering in the aggregate amount of up to $50 million. Prior to launching any financing, the Company will, among other things, need to complete and announce the results of the ongoing El Gallo Phase 2 feasibility study. The Company expects this feasibility study to be completed near the end of September. Any financing (including a Rights Offering back-stopped by Mr. McEwen) remains subject to numerous approvals, including by the independent board of directors.

{00489524.1}McEwen Mining Inc.

San José Mine, Argentina (49%)

Solid Q2 Production — Cash Flow Resumes

Final production results for the San José mine during the second quarter was 21,946 ounces gold and 1,500,000 ounces silver, representing 50,792 gold and gold equivalent ounces (converting the silver into gold using a 52:1 exchange ratio) (100% basis).  The San José mine remains on target to meet full-year production guidance of 85,000 ounces of gold and 5.7 million ounces of silver or 192,500 ounces of gold and gold equivalent (100% basis). McEwen Mining’s attributable interest is 49% of these production totals.

Total Cash Costs during the period equaled $842 per ounce gold and $15.32 per ounce silver. Gold equivalent cash costs equaled $816 per ounce (converting the cash cost of producing an ounce of silver into the gold equivalent using a 52:1 exchange ratio). The increase in cash costs versus the first quarter and prior year period is primarily related to higher labor costs that took effect during the quarter and inflationary pressures present within Argentina. Also, cash costs increased due to a higher percentage of sales coming from concentrate versus doré. The sale of concentrate includes higher export taxes and refining/treatment charges. The percentage of production coming from concentrate was higher during the second quarter due to modifications to the process plant. The balance between concentrate and doré production is now back to normal levels.

The average grade of ore processed during the second quarter was 5.98 gpt gold and 430 gpt silver. Gold and silver recoveries averaged 88.6% and 84.2%, respectively.

During the second quarter 31,900 meters of diamond drilling was completed at the San José mine. This year a total of 110,000 meters or $14 million has been budgeted for exploration at the mine. An exploration update for San José is scheduled for the third quarter.

San José Mine Production Comparison

	Year to Date 2012	2nd Quarter 2012	1st Quarter 2012	2nd Quarter 2011
San José — 100%*
Ore production (tonnes)	244,334	128,803	115,531	98,251
Average grade gold (gpt)	5.98	5.98	5.98	5.98
Average head silver (gpt)	423	430	416	463
Average gold recovery (%)	90.1	88.6	91.6	96.4
Average silver recovery (%)	85.9	84.2	87.8	90.8
Gold produced (ounces)	42,303	21,946	20,357	17,700
Silver produced (ounces)	2,856,000	1,500,000	1,356,000	1,332,000
Gold equivalent(1) produced (ounces)	97,226	50,792	46,434	43,315
Gold sold (ounces)	32,001	17,661	14,340	21,690
Silver sold (ounces)	2,178,000	1,146,000	1,032,000	1,585,000
Co-product cash cost Au (US$)	770	842	697	527
Co-product cash cost Ag (US$)	14.67	15.32	13.90	13.56
Gold equivalent cash cost (US$)	766	816	719	632
McEwen Mining — 49% Share
Gold produced (ounces)	20,728	10,754	9,974	8,673
Silver produced (ounces)	1,399,440	735,000	664,440	652,680
Gold equivalent(1) produced (ounces)	47,640	24,888	22,752	21,224

*McEwen Mining holds a 49% attributable interest in the San José mine.

El Gallo Complex, Mexico (100%)

Second Cash Flow Source Begins Commissioning

El Gallo Phase 1 construction is nearly complete. Total capital expenditures are expected to be slightly below the Company’s initial $15 million estimate. Commissioning of the crushers and loading of material onto the heap leach pad began near the end of July and are ramping up towards the design capacity of 3,000 tonnes per day. Commissioning of the process plant has recently begun, with initial production scheduled for late August.

During the second quarter, 7,100 meters of diamond drilling was completed at the El Gallo complex.  The most impressive expansion hole came from the Phase 1 production area, returning 1.1 gpt gold over 71.3 meters, including 6.6 gpt gold over 4.9 meters (previously released on July 19, 2012), which is believed to be the widest intersection of +1 gpt gold recorded at the property.

El Gallo Phase 1 is expected to produce 10,000 ounces of gold during the second half of 2012 and continue at 30,000 ounces of gold per year after ramp-up. Phase 2, which, subject to a positive feasibility study, is expected to be completed in 2014, is forecasted to produce an additional 5 million ounces of silver and 5,500 ounces of gold per year, for combined production of 130,000 ounces of gold and gold equivalent. (A photo library showing bi-weekly progress can be viewed by clicking here: http://mcewenmining.com/Media-Events/Galleries/El-Gallo-Photos/default.aspx)

Nevada (100%)

1) Gold Bar Project

McEwen Mining continues to advance the Gold Bar permitting process in order to begin production in 2015. Gold Bar is forecasted to produce 50,000 ounces of gold per year. The project is located primarily on public lands managed by the Bureau of Land Management (BLM). The BLM and the Nevada Division of Environmental Protection (NDEP) are the primary government agencies responsible for approving the permits that would allow the Company to begin construction.

Baseline data collection is ongoing in accordance with the BLM guidelines and is expected to be completed during third quarter, 2013. The Company is planning to submit its mining permit application (Plan of Operation) during the fourth quarter, 2013.

2) Tonkin Project

The Tonkin project, which currently contains 1.4 million ounces of gold in the measured and indicated categories (32.3 million tonnes @ 1.39 gpt gold) and 0.3 million ounces of gold in the inferred (8.4 million tonnes @ 1.13 gpt gold), is undergoing a series of metallurgical tests for possible process alternatives that are common to mines in Nevada. The primary process being explored is a flotation concentrate followed by autoclaving. Test work is being completed by McClelland Labs and results are expected late third quarter. With recent decreases in Nevada power costs and higher gold prices, Tonkin could become a potential future source of gold production. However, the Company’s current production forecasts do not include any production from Tonkin.

Los Azules Copper Project, Argentina (100%)

World Class Copper Asset — Size + Grade

Preparations are well underway for the upcoming Los Azules drill season, which is expected to commence in November. Los Azules is one of the world’s largest and highest grade undeveloped copper porphyry’s.

McEwen Mining has signed a contract with Major Drilling to provide four core and one reverse circulation drills. The drills are considerably more powerful than the ones used during past field seasons. The Company believes this will increase the likelihood of reaching target depths (+700 meters), where additional high-grade copper mineralization has been discovered. McEwen Mining anticipates starting the upcoming drill season in November, adding 2 months to the program and permitting a helicopter pad that may allow the drills to operate 12 months a year.

A portion of the Los Azules Copper project is subject to litigation in the Courts of British Columbia. Shareholders and other interested parties are encouraged to review our most recent quarterly filings for detailed information. The trial is set to commence in November 2012 and last for approximately six weeks.

Santa Cruz Exploration, Argentina (100%)

During the second quarter, a total of 8,200 meters of percussion drilling was completed on McEwen Mining’s Celestina project near Anglo Ashanti’s Cerro Vanguardia mine (Annual production: 230,000 gold ounces - 0.9 million silver ounces). Exploration work ceased towards the end of May with the onset of Argentinian winter.  The Company is evaluating the results of this exploration work to see if further drilling is justified at this project.

The drill permits for McEwen Mining’s 100% owned claim package adjacent to the San José mine and Goldcorp’s Cerro Negro project are in review with the provincial government. The Company has been notified that they should receive the approval of these permits by the end of the third quarter, 2012. The Company is planning to establish a diamond core drilling program to commence with the receipt of these permits.

Second Quarter Conference Call Details

McEwen Mining will be hosting a conference call to discuss second quarter results and project developments on August 9, 2012 at 10:00 am EST.

WEBCAST: http://www.gowebcasting.com/3691

TELEPHONE:

Participant dial-in number(s): 1-719-325-2463 / 1-888-523-1228

Participant pass code: 4321607

REPLAY:

Dial-in number(s): 1-888-203-1112 / 1-719-457-0820

Pass code: 4321607

This news release has been reviewed and approved by William Faust, P.E, McEwen Mining’s Chief Operating Officer, who is a Qualified Person as defined by National Instrument 43-101.

ABOUT MCEWEN MINING (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for inclusion in the S&P 500 by 2015 by creating a high growth, low-cost, mid-tier silver and gold producer focused in the Americas. McEwen Mining’s principal assets consist of the San José mine in Santa Cruz, Argentina (49% interest); the El Gallo complex in Sinaloa, Mexico; the Gold Bar project in Nevada, US; the Los Azules Copper project in San Juan, Argentina and a large portfolio of exploration properties in Argentina, Nevada and Mexico. In 2012, McEwen Mining is planning to spend approximately US$40 million on exploration.

McEwen Mining has 267,919,384 shares issued and outstanding. Rob McEwen, Chairman, President and CEO, owns 25% of the shares of the Company. As of June 30, 2012, McEwen Mining had cash and liquid assets of $38 million, comprised of cash of $23.4 million, silver and gold bullion at market value of $14.1 million and marketable securities of $0.5 million. The Company continues to hold a significant portion of its treasury in bullion with the belief that prices will continue to rise.

RELIABILITY OF INFORMATION

Minera Santa Cruz S.A., the owner of the San José mine, is responsible for and has supplied to the Company all reported results from the San José mine. This press release is based entirely on information provided to McEwen Mining by Minera Santa Cruz S.A. (MSC). McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release. As the Company is not the operator of the San José mine, there can be no assurance that production information reported to the Company by MSC is accurate, the Company has not independently verified such information and readers are therefore cautioned regarding the extent to which they should rely upon such information.

CAUTIONARY NON-GAAP MEASURES

In this report, we have provided information prepared or calculated according to U.S. GAAP, as well as provided some non-U.S. GAAP (“non-GAAP”) performance measures.  Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

Total cash cost per ounce are calculated on a co-product basis and by dividing the respective proportionate share of the total cash costs for the period attributable to each metal by the ounces of each respective metal produced. Total cash cost per ounce is the sum of the geology, mining, processing, general and administration costs, royalties, refining and treatment charges (for both doré and concentrate products), sales costs and export taxes divided by the number of ounces of gold and silver produced at the mine.  Depreciation is excluded from total cash costs.

CAUTIONARY NOTE TO US INVESTORS

McEwen Mining prepares its resource estimates in accordance with standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in Canadian National Instrument 43-101 (NI 43-101). These standards are different from the standards generally permitted in reports filed with the SEC. Under NI 43-101, McEwen Mining reports measured, indicated and inferred resources, measurements which are generally not permitted in filings made with the SEC. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves. U.S. investors are cautioned not to assume that any part of measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this press release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, risks related to business integration as a result of the business combination between the Company and Minera Andes, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social and security risks associated with foreign operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation including specifically but not limited to ongoing litigation with respect to the Los Azules property which if resolved adversely to the Company, would materially affect the Company’s ability to develop the Los Azules project, property title, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

CAUTIONARY STATEMENT OF IMPORTANT INFORMATION

This announcement contains information that is being made pursuant to and in accordance with Rule 135 under the Securities Act of 1933, as amended. This press release does not constitute an offer to sell or the solicitation of an offer to buy securities.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

For further information contact:

Jenya Meshcheryakova	Mailing Address
Investor Relations	181 Bay Street Suite 4750
Tel: (647) 258-0395 ext 410	Toronto, ON M5J 2T3
Toll Free: (866) 441-0690	PO box 792
Fax: (647) 258-0408	E-mail: info@mcewenmining.com

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